Exhibit 2.1

FIRST AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated as of October 5, 2004, by and between TROY GROUP, INC., a Delaware corporation (the “Company”), and DIRK, INC., a Delaware corporation (“Mergerco”).  Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Mergerco and the Company executed an Agreement and Plan of Merger, dated as of May 26, 2004 (the “Merger Agreement”), providing for the merger of Mergerco with and into the Company upon the terms and subject to the conditions of the Merger Agreement.

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein:

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

1.             Section 8.1(b) of the Merger Agreement is hereby amended and restated in its entirety as set forth below:

“(b)         by either Mergerco or the Company (acting through the Special Committee) if the Merger has not been consummated on or before December 31, 2004; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date”

2.             Other than with respect to Section 8.1(b) of the Merger Agreement, this Amendment does not modify, change or delete any other addendum, term, provision, representation, warranty or covenant (the “Provisions”) relating to or contained in the Merger Agreement, and all such Provisions shall remain in full force and effect.

3.             This Amendment shall be construed in accordance with and shall be governed by the laws of the State of Delaware, without regard to its laws as to conflict of laws.

4.             This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Mergerco and the Company have caused this Amendment to be signed by their duly authorized representatives, all as of the date first written above.

TROY GROUP, INC., a Delaware corporation

By:	/s/ Stephen G. Holmes
Stephen G. Holmes, Chairman, Special
Committee of Board of Directors

DIRK, INC, a Delaware Corporation

By:	/s/ Patrick J. Dirk
Patrick J. Dirk, President